Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],
HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE
THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AUTHORIZED GENERIC AGREEMENT

THIS AUTHORIZED GENERIC AGREEMENT (this “Agreement”), is made effective as of April 26, 2024 (hereinafter the “Effective Date”), by and between:

HIKMA PHARMACEUTICALS USA INC., a Delaware corporation, having an address at 200 Connell Drive, Suite 4100, Berkeley Heights, New Jersey 07922 (hereinafter “Hikma”); and

COLLEGIUM PHARMACEUTICAL, INC., a Virginia corporation, having an address at 100 Technology Center Drive, Suite 300, Stoughton, Massachusetts 02072 (hereinafter “Collegium”).

Each of Hikma and Collegium hereinafter are referred to as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Hikma is engaged in, among other things, the development, manufacture, distribution, and sale of pharmaceutical products;

WHEREAS, Collegium is engaged in, among other things, the development, manufacture, and supply of active pharmaceutical ingredients and finished drug pharmaceutical products;

WHEREAS, Collegium has developed NUCYNTA® ER and NUCYNTA® IR brand Tapentadol Hydrochloride tablets; and

WHEREAS, Collegium intends to supply the Nucynta ER Authorized Generic and the Nucynta IR Authorized Generic (as such terms are defined below) and Hikma intends to purchase, distribute and sell the Nucynta ER Authorized Generic and the Nucynta IR Authorized Generic in the Territory.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations set forth herein, the sufficiency of which is hereby acknowledged, Hikma and Collegium hereby agree as follows:

DEFINITIONS

In addition to terms that may be defined elsewhere in this Agreement, the following terms shall have the corresponding meanings:

“Active Ingredient” or “API” shall mean the active pharmaceutical ingredient for the Products.

“Affiliate” shall mean, with respect to a Party, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Party.  “Control” when used with respect to a specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“ANDA” shall mean an abbreviated new drug application for a Product filed with the FDA, and any supplements and amendments thereto, and including all data and information comprising all modules of the ANDA and other data and information necessary for the full enjoyment and support of the ANDA.

“Applicable Law” shall mean, individually and collectively, any federal, state, local, national, and supra-national laws, treaties, statutes, ordinances, rules, and regulations, including any rules, regulations, or requirements having the binding effect of law, applicable national securities exchanges, automated quotation systems, or securities listing organizations, Governmental Authorities, courts, tribunals, or agencies that are in effect from time to time during the Term and applicable to a particular activity hereunder.

“Approval(s)” shall mean any approvals, product, and/or establishment licenses, registrations, or authorizations, including without limitation approvals under NDAs, of the applicable Regulatory Authority, which are necessary for the Manufacture, use, storage, importation, transport, promotion, pricing, or Marketing of the Products in the Territory.

“Authorized Generic” shall mean any generic equivalent Tapentadol Hydrochloride tablet product that: (a) contains the Compound as the sole active ingredient; (b) is Marketed in the Territory without use of the Trademark; and (c) is authorized by Collegium to be Marketed in the Territory under NDA #200533 or NDA #022304.

“Commercially Reasonable Efforts” shall mean, with respect to a Party, the carrying out of the Manufacturing and Marketing activities, as applicable to a Party, in a diligent and sustained manner using such efforts and resources that a company within the generic pharmaceutical industry (with respect to Hikma) or within the branded pharmaceutical industry (with respect to Collegium) would devote to authorized generic products that such Party owns (or to which it has rights) which have comparable market value, commercial potential as the Products, taking into consideration such product’s stage of commercialization and life cycle, safety and efficacy, manufacturing, technical and regulatory profile, Intellectual Property protection, competitiveness in the marketplace, profitability, and other relevant factors.

“Compound” shall mean tapentadol hydrochloride.

“Confidential Information” shall mean, with respect to a Party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records, and reports), which is disclosed by such Party to the other Party in connection with the performance of a Party’s obligations hereunder. Notwithstanding the foregoing, Confidential Information of a Party shall not include information that the other Party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the other Party, (b) to have become publicly known, without the breach of this Agreement or violation of Applicable Law on the part of the other Party, subsequent to disclosure of such information by the disclosing Party to the other Party, (c) to have been received by the other Party on a non-confidential basis at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other Party, free from any obligation of confidentiality, prior to disclosure of such information by the disclosing Party to the other Party, or (e) to have been independently developed by employees or agents of the other Party without the use of or reliance upon such information disclosed by the disclosing Party to the other Party.

“Cost of Goods Sold” or “COGS” shall mean [***].

“Drug Master File” shall mean the Drug Master File for Manufacturing the Active Ingredient that is filed with the FDA.

“FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

“First Commercial Sale” shall mean the first arm’s length commercial sale for monetary value by Hikma or any of its Affiliates of a Product to a Third Party in the Territory.

“Generic Equivalent” shall mean a generic Tapentadol Hydrochloride tablet product that (a) contains the Compound as its sole active ingredient, and (b) has received FDA approval for sale in the Territory pursuant to an ANDA or 505(b)(2) filing as an AB-rated equivalent (i.e., generic equivalent) to an NDA Product.

“GMP” shall mean current Good Manufacturing Practices promulgated by the FDA, and their equivalent promulgated by the relevant Governmental Authority of any other country in which the Products are Manufactured.

“Governmental Authority(ies)” shall mean any government or supranational administrative agency, commission or other governmental, or supranational authority, body or instrumentality, or any federal, state, local, domestic, or foreign governmental or supranational regulatory body.

“Intellectual Property” shall mean all patents, copyrights, trademarks, service marks, service names, trade names, internet domain names, applications or registration for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brand marks, brand names, trade dress, labels, logos, know-how (including, without limitation, the Know-How), technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, discoveries, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, developments, pharmacology and clinical data, patent, clinical, regulatory and market strategies, software programs and applications, software source documents, Third Party licenses, and all intellectual and proprietary rights related to or arising out of each of the foregoing and any similar type of titles, rights and interests and intangible assets recognized under any laws or international conventions in any country in the Territory as intellectual property to which rights of ownership accrue pursuant to such laws or conventions or under any applicable license or contract, whether now existing or hereafter created during the Term, together with all modifications, enhancements and improvements thereto.

“Know-How” shall mean any and all proprietary methods, devices, technology, trade secrets, inventions, compositions, designs, formulae, know-how, show-how, technical and training manuals and documentation and other information, including processes and analytical methodologies used in development, testing, analysis and manufacture, and medical and clinical testing as well as other scientific data.

“Label” or “Labeling” shall mean all labels and other written, printed, or graphic matter upon (a) the Products or any container or wrapper utilized with the Products or (b) any written material accompanying the Products, including, without limitation, package inserts.

“Launch Date” shall mean, as applicable, the Nucynta IR Authorized Generic Launch Date or the Nucynta ER Authorized Generic Launch Date.

“Manufacturing” shall mean the manufacture, testing, filling, finishing, Labeling, Packaging, storage, and quality control of the Products and the API, each in accordance with the specifications, GMP and all Applicable Law, and including the manufacturing of stability, trial and submission batches.  “Manufacture” and “Manufactured” shall have correlative meanings.

“Manufacturing Agreement” shall mean an agreement between Collegium and Hikma pursuant to which (a) Collegium will supply Hikma its total requirements of Products for Hikma’s commercialization in the Territory at Collegium’s fully burdened manufacturing cost, (b) Collegium will Manufacture and supply to Hikma finished Products ready for commercial sale and (c) Collegium will be responsible for all aspects of commercial Manufacturing of the Products, including sourcing of API and managing its contract manufacturer and supply chain vendors.

“Market” shall mean to use, advertise, market, offer, sell, offer to sell, or to otherwise commercialize a pharmaceutical product, and “Marketing” and “Marketed” shall have a corresponding meaning. For the avoidance of doubt, Market, Marketing and Marketed shall include “commercial marketing” as defined in 21 C.F.R. §314.3(b), as that regulation exists as of the Effective Date.

“NDA” shall mean the new drug application for each Product approved by the FDA, and any supplements and amendments thereto, and including all data and information comprising all modules of the NDA and other data and information necessary for the full enjoyment and support of the NDA.

“NDA Products” shall mean, collectively, the branded Tapentadol Hydrochloride tablet products that: (a) contain the Compound as the sole active ingredient; (b) are Marketed by Collegium with use of the Trademark in the Territory; and (c) are approved for Marketing in the Territory pursuant to NDA #200533 or NDA #022304.

“Net Profit” shall mean [***].

“Net Sales” shall mean the gross revenues derived from the sale by or on behalf of Hikma or any of its Affiliates of the Products to Third Parties, in each case, after subtracting the following items, in accordance with U.S. GAAP and in accordance with Hikma’s standard practices for its other pharmaceutical products, consistently applied and actually, as applicable, taken, paid, accrued, allocated or allowed with respect to each Product:

(a)	[***];
(b)	[***]; and
(c)	[***].

For the avoidance of any doubt, sales between Hikma and any of its Affiliates do not fall within the scope of this definition of “Net Sales.”

[***]

“Nucynta ER Authorized Generic” shall mean the Authorized Generic pharmaceutical product under NDA #200533, in 50 mg extended-release oral tablets, 100 mg extended-release oral tablets, 150 mg extended-release oral tablets, 200 mg extended-release oral tablets, and 250 mg extended-release oral tablets.

“Nucynta IR Authorized Generic” shall mean the Authorized Generic pharmaceutical product under NDA #022304, in 50 mg oral tablets, 75 mg oral tablets, and 100 mg oral tablets.

“Obsolete and Slow Moving Items” shall mean a cost associated with unsold inventory, other than inventory included in the “initial volume” of Nucynta IR Authorized Generic manufactured and labeled for Hikma pursuant to Section 1.3(d)(i), recorded in accordance with Hikma’s historical accounting policies.

“Packaging” shall mean all primary containers, including blisters, cartons, shipping cases or any other like matter used in packaging or accompanying the Products.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

“Products” shall mean, collectively, the Nucynta ER Authorized Generic and the Nucynta IR Authorized Generic.

“Regulatory Authority(ies)” shall mean any and all Governmental Authorities whose approval is necessary to Manufacture and Market the Products in the Territory.

“SG&A” shall mean Hikma’s sales and general administrative expenses directly related to the Products, which shall equal [***].

“Territory” shall mean the United States.

“Third Party” shall mean a party other than Hikma, Collegium, or any of their respective Affiliates.

“Trade Dress” shall mean the trade dress, Packaging and Labeling for the Products.

“Trademark” shall mean the trademark Nucynta and any other trademark, service mark, corporate name or logo owned or controlled by Collegium or any of its Affiliates and used in connection with the sale or distribution of an NDA Product in the Territory.

“Transfer Price” shall mean [***].

“United States” or “U.S.” shall mean the United States of America and its territories, commonwealths, and possessions, including but not limited to, the District of Columbia and the Commonwealth of Puerto Rico.

ARTICLE 1
DISTRIBUTION RIGHTS; LAUNCH DATE

Section 1.1Appointment. Subject to the terms and conditions set forth in this Agreement, Collegium appoints Hikma as distributor of the Products in the Territory as of the applicable Launch Date for each Product and for the Term of this Agreement and, in connection with such appointment, grants to Hikma the exclusive (even as to Collegium) right to Market the Products in the Territory. Subject to the terms and conditions set forth in this Agreement, Hikma accepts the appointment to represent Collegium as its authorized distributor of the Products in the Territory as of the applicable Launch Date for each Product and for the Term of this Agreement, and will use Commercially Reasonable Efforts to maximize sales of the Products in the Territory during the Term. Hikma shall have the right to exercise its rights granted under this Section 1.1 through any of its Affiliates (for so long as it remains an Affiliate), without the consent of Collegium; provided that Hikma provides Collegium with advance notice of any such delegation and Hikma shall be responsible for the compliance of, and shall guarantee the performance of, each of its Affiliates under this Agreement. Collegium acknowledges and agrees that Hikma shall be the exclusive (even as to Collegium or its Affiliates) distributor of the Products for the Term, provided, that the foregoing shall not limit or restrict Collegium’s right to Market, whether directly or indirectly, the NDA Products or any other products that contain the Compound in combination with any other API.

Section 1.2Pre-Launch Activities. On a Product-by-Product basis, prior to the applicable Launch Date to the extent reasonably necessary for Hikma to be prepared to Market each Product as of the applicable Launch Date for such Product, Hikma shall have the right to engage in the following pre-launch activities set forth below:

(a)Communications, including, without limitation, the preparation of offers, with health care providers, payors and government agencies, buyers, pharmacies and wholesalers, or other buying groups, provided, that Hikma shall provide written notice to Collegium before the commencement of such communications, which notice shall also constitute notice of commencement of activities under clauses (c), (d) and (e) below, unless Hikma advises otherwise;

(b)Placing an initial order with Collegium for the Product in accordance with the Manufacturing Agreement;

(c)Including the Product at any time prior to the Launch Date in any presentation regarding its overall product pipeline to prepare for launch activities;

(d)Listing the reference price of the Product with compendia forty-eight (48) hours before anticipated launch; and

(e)Shipping Product under quarantine prior to launch, “red shroud” where appropriate.

Section 1.3Launch Date and Launch Quantities.

(a)Subject to availability of Launch Quantities (as defined below), Hikma shall launch the Nucynta IR Authorized Generic on the earlier to occur of (such date, the “Nucynta IR Authorized Generic Launch Date”) (i) [***] and (ii) in the event of a launch by a Third Party of a Generic Equivalent of the Nucynta IR Authorized Generic in the Territory, as soon as possible and in no event later than [***] business days after such launch actually occurs.

(b)Hikma shall launch the Nucynta ER Authorized Generic on the earlier to occur of (such date, the “Nucynta ER Authorized Generic Launch Date”) (i) [***] and (ii) [***] days following a launch by a Third Party of a Generic Equivalent of the Nucynta ER Authorized Generic in the Territory.

(c)During the Term, each Party shall use reasonable efforts to notify the other in writing at least thirty (30) calendar days in advance of any expected occurrence of the event set forth in Section 1.3(a)(ii) and Section 1.3(b)(ii) known to such Party. Collegium shall promptly, and in any event within five (5) business days, notify Hikma in writing of the Approval or denial of pediatric exclusivity by FDA for each Product.

(d)Launch Quantities for Nucynta IR Authorized Generic.

(i)The Parties’ intent is for Hikma to launch the Nucynta IR Authorized Generic in the Territory no later than the market entry of a Generic Equivalent of such Product by a Third Party in the Territory. Accordingly, and, provided that Collegium obtains DEA quota as necessary under Applicable Law to Manufacture and supply Hikma with Hikma’s forecasted supply quantities of the Nucynta IR Authorized Generic in accordance with the terms of the Manufacturing Agreement, Collegium shall have a certain initial volume of the Nucynta IR Authorized Generic Manufactured and Labeled for Hikma no later than (such date, the “Launch Delivery Date”): [***].

(ii)Hikma may waive Collegium’s obligations under clause (i) above if [***]. Notwithstanding any of the provisions in this Section 1.3(d)(ii) to the contrary, if Collegium’s obligations have been timely waived, and [***], then Collegium will use Commercially Reasonable Efforts to provide Launch Quantities on, or as soon as possible after, the Launch Delivery Date.

(iii)Hikma will pay Collegium the Transfer Price for all of the “initial volume” of Nucynta IR Authorized Generic manufactured and labeled for Hikma pursuant Section 1.3(d)(i) above regardless of whether or when market entry of a Generic Equivalent by a Third Party occurs, the details of the corresponding invoicing and payment to be set forth in the Manufacturing Agreement. Any and all such “initial volume” of Nucynta IR Authorized Generic manufactured and labeled for Hikma pursuant Section 1.3(d)(i) will not be deemed Obsolete and Slow Moving Items regardless of the remaining shelf life for such inventory of Product at the time of Hikma’s First Commercial Sale of such Product. [***].

ARTICLE 2
REGULATORY, MANUFACTURING, AND COMMERCIALIZATION MATTERS

Section 2.1Regulatory Matters.

(a)DEA Quota. During the Term, Collegium shall use Commercially Reasonable Efforts to obtain DEA quota as necessary under Applicable Law to supply Hikma with Hikma’s initial launch and ongoing forecasted supply quantities of the Products under the Manufacturing Agreement. [***].

(b)FDA and Other Regulatory Correspondence. Collegium shall be responsible for fulfilling all applicable notice requirements with FDA regarding the Marketing of the Products and the appointment of Hikma as distributor of the Products. Each Party shall promptly inform the other of any correspondence from the FDA or other regulatory authority, or the results of any inspections by the FDA or other regulatory authority, that would reasonably be expected to materially affect its ability to meet its obligations under this Agreement. Additionally, to the extent required by Applicable Law and requested by Hikma, Collegium agrees to file all advertising and marketing collateral and other documentation requested to be utilized by Hikma in connection with and regarding the Products, with the FDA Office of Prescription Drug Promotion within [***] business days from the date of receipt of such request from Hikma.

Section 2.2Manufacturing and Supply.

(a)Manufacturing of the Products. Collegium shall exclusively (even as to Collegium) Manufacture and supply Hikma with, and Hikma shall exclusively purchase from Collegium, all of the quantities of the Products which Hikma requires to be sold in the Territory. As soon as reasonably practicable, and in [***], the Parties shall negotiate in good faith and enter into the Manufacturing Agreement, which will include provisions addressing remedies for failure to supply, supply deficiencies, and back-up/alternate manufacturing and other customary terms pertaining to the manufacturing and supply of the Products, and any and all agreements contemplated thereunder providing for manufacture and supply by Collegium of the Products to Hikma in finished dosage form, packaged and labeled for commercial sale in the Territory.

(b)Quality; Nonconforming Supply. Prior to the Manufacturing of the first batch of a Product, the Parties will enter into a quality agreement (the “Quality Agreement”).  The terms of the Quality Agreement, as amended from time to time by mutual written agreement of the Parties hereto, shall be incorporated herein by this reference. To the extent any of the terms of the Quality Agreement conflict with any of the terms of this Agreement, the applicable terms of the Quality Agreement shall control solely as to quality issues related to the Product and its Manufacture and all other terms of this Agreement shall control as to all other matters.

Section 2.3Commercialization.

(a)Subject to Collegium’s timely performance of its obligations under this Agreement and the Manufacturing Agreement, Hikma shall use Commercially Reasonable Efforts to Market and sell the Products in the Territory under Hikma’s label, including without limitation developing sales, distribution and marketing plans, and booking sales either alone or in collaboration with Third Parties in a manner to maximize sales of the Products.

(b)Notwithstanding the foregoing, Hikma in its sole discretion shall determine independently the pricing of the Products in the Territory, terms of sale, marketing, and selling decisions for the Products without any consultation with, input from, or prior notice to Collegium, and the manner and extent of the commercialization of the Products (including issues concerning labeling, launch dates, terms of sale and pricing and customer contracts).

(c)Labeling and Packaging. The Trade Dress for the Products shall be under Hikma’s labeling and artwork. When requested by Collegium, but in any event reasonably in advance of when Collegium will be required to Manufacture a Product for Hikma, Hikma shall provide all artwork and supporting materials and information required to Label the Products with Hikma’s trademark, logos and design. Hikma shall ensure that all Trade Dress complies with all Approvals. Hikma hereby grants to Collegium a non-exclusive license to Hikma Trade Dress, Hikma’s trademarks, and trade name solely to the extent necessary for Collegium to Manufacture and supply to Hikma finished Products ready for commercial sale.

(d)Hikma’s ANDA. From the Effective Date until the date Hikma provides notice under this clause (d), Hikma and its Affiliates will not, whether directly or indirectly, assist any Third Party in researching, developing, seeking or obtaining Approval for, or Marketing any Generic Equivalent of either Product, provided, that, following the one (1) year anniversary of the First Commercial Sale of each Product, Hikma will have the option to launch its own Generic Equivalent of such Product in the Territory by providing Collegium written notice of such election at least one (1) year prior to its planned launch of such Generic Equivalent. Notwithstanding the foregoing, Hikma will not have the right to Market either Product, including during the Sell-Off Period, at the same time it is selling its own Generic Equivalent of either Product.

ARTICLE 3

PAYMENT TERMS

Section 3.1Profit Sharing. From and after the First Commercial Sale of a Product, during the Term, Hikma shall pay to Collegium, on a quarterly basis, the percentage of the Net Profits (the “Collegium Profit Share Percentage”) set forth below based on the number of Third Parties selling a Generic Equivalent in the Territory at any time during the applicable quarter based on the earliest entry of the Product into First Databank or MediSpan:

Collegium Profit Share Percentage	Number of Third Parties selling a Generic Equivalent in the Territory
8[***]%	None
[***]%	[***]
[***]%	[***]
[***]%	[***]

[***].

For each calendar quarter, the Collegium Profit Share Percentage in the table above shall be applied to all Net Sales occurring on each day during such calendar quarter with the corresponding number of Third Party Generic Equivalents being sold. For example, if a single Third Party sells a Generic Equivalent for the last fifteen (15) days of a calendar quarter, then the Collegium Profit Share Percentage of eighty-[***] percent (8[**]%) shall be applied to the first forty-five (45) days of the calendar quarter and the Collegium Profit Share Percentage of [***] shall be applied to the last fifteen (15) days of the calendar quarter.

Other than amounts included in the Transfer Price, all other disbursements of monies, revenues, receipts or other consideration previously agreed to by Collegium with any Third Party with respect to the Products shall be paid by Collegium out of the Collegium Profit Share Percentage.

Section 3.2Mechanism of Payments. Net Sales and Net Profit, including actual Transfer Price as calculated by Collegium and provided to Hikma, will be calculated for each calendar quarter, and the Collegium Profit Share Percentage will be paid within [***] days after the end of each calendar quarter in which the applicable Net Sales are deemed to have occurred. Hikma shall provide Collegium with monthly estimates of Net Sales and Net Profit calculations by the [***] business day after the month end so that Collegium can continue to close its books within [***] business days after the end of each month. Hikma will provide to Collegium reasonable supporting documentation as needed for the Net Sales and Net Profit calculations and will use commercially reasonable efforts to assist Collegium in responding to questions or for more information on the amounts calculated for purposes of closing its books and obtaining audit support. In addition, at least annually, Hikma will provide Collegium with a forecast of Net Sales and Net Profit so that both Collegium and Hikma can better understand expectations for Net Sales and Net Profit for the upcoming fiscal year for financial planning purposes. All payments made pursuant to this Agreement will be made in United States Dollars. All payments will be made by wire transfer of immediately available funds, without set-off (except as permitted under Section 3.1), reduction, deduction, or withholding, including withholding for or on account of any taxes except as required by Applicable Law, to a bank account as designated in writing by Collegium.

Section 3.3Taxes; Withholding. Each Party shall be responsible for and shall pay all taxes payable on any income to or derived by such Party under this Agreement. Each Party shall bear sole responsibility for payment of compensation to their respective personnel, employees and subcontractors and for all employment taxes and withholding with respect to such compensation pursuant to Applicable Law. The Parties acknowledge that no withholding is applicable to the payments from Hikma to Collegium under this Agreement. In the event, however, Applicable Law requires Hikma to withhold any tax from any payment due to Collegium under this Agreement (taking into account any legally available reduction or elimination of such tax pursuant to an applicable tax treaty), then Hikma will subtract the amount thereof from the payments to Collegium, and pay such amount to the proper taxing authority. Hikma will promptly (as available) submit to Collegium appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time, provided that the amount payable by Hikma to Collegium shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this paragraph), Collegium receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Section 3.4Audit Right.

(a)

Hikma shall have the right to have a qualified accounting firm of its own selection and at its own expense (except as provided below), examine the relevant books and records of account of Collegium for the twelve (12) months prior to such audit during reasonable business hours upon reasonable prior written notice to Collegium and not more often than once each calendar year, to determine the accuracy of Collegium’s calculation of Cost of Goods Sold and the Transfer Price. If an audit finds an overpayment of any of the foregoing by Hikma, Collegium shall promptly refund the full amount of such overpayment. If an audit finds an underpayment of any of the foregoing by Hikma, Hikma shall promptly pay to Collegium the full amount of such overpayment. If an audit finds an overpayment by Hikma of greater than [***], Collegium shall promptly pay or reimburse Hikma for the cost of the audit. The accounting firm performing the audit shall treat as confidential and shall not disclose to Hikma any information other than information which could otherwise be given to Hikma pursuant to any provision of this Agreement. This right shall survive the termination of this Agreement for [***] years.

(b)

Collegium shall have the right to have a qualified accounting firm of its own selection and at its own expense (except as provided below), examine the relevant books and records of account of Hikma for the twelve (12) months prior to such audit during reasonable business hours upon reasonable prior written notice to Hikma and not more often than once each calendar year, to determine the accuracy of Hikma’s calculation and reporting of Net Sales and Net Profit and the components thereof. If an audit finds an overpayment of any of the foregoing by Hikma, Collegium shall promptly refund the full amount of such overpayment. If an audit finds an underpayment of any of the foregoing by Hikma, Hikma shall promptly pay to Collegium the full amount of such underpayment. If an audit finds an underpayment by Hikma of greater than [***]%, Hikma shall promptly pay or reimburse Collegium for the cost of the audit. The accounting firm performing the audit shall treat as confidential and shall not disclose to Collegium any information other than information which could otherwise be given to Collegium pursuant to any provision of this Agreement. This right shall survive the termination of this Agreement for [***] years.

ARTICLE 4
ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 4.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)	Corporate Existence. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized.

(b)	Authorization and Enforcement of Obligations. Such Party:

(i)	has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

(ii)

has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, and enforceable against such Party in accordance with its terms; and

(iii)	has sufficient legal and/or beneficial title under its Intellectual Property necessary for the purposes contemplated under this Agreement and to grant the licenses contained in this Agreement.

(c)

Consents. All necessary consents, approvals and authorizations of all Governmental Authorities required to be obtained by such Party in connection with its performance of this Agreement have been obtained.

(d)

No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law and (ii) do not conflict with, or constitute a default under, any material contractual obligation of such Party.

(e)

No Disbarment. Neither such Party nor its Affiliates nor any person employed or engaged by any of the foregoing in connection with the work to be performed under this Agreement has been debarred under Section 306(a) or 305(b) of The Federal Food, Drug, and Cosmetic Act and no debarred person will in the future be employed or engaged by such Party or its Affiliates in connection with any work to be performed hereunder.

Section 4.2By Collegium. In addition to any and all other representations and warranties set forth herein, Collegium hereby represents and warrants to Hikma that as of the Effective Date:

(a)

it has sufficient rights to grant the rights and licenses granted herein, free and clear of any security interests, claims, encumbrances or charges of any kind that would conflict in any material respect with the rights and licenses granted under this Agreement;

(b)	it has not assigned or granted to any Third Party any rights that cover the Products in the Territory; and

(c)

to the knowledge of Collegium, the Manufacture of the API for use in the Products in the Territory, and the Manufacture and Marketing of the Products in the Territory shall not constitute a misappropriation, infringement or other violation of any Intellectual Property or proprietary rights of any Third Party.

ARTICLE 5
INDEMNIFICATION

Section 5.1Collegium’s Indemnity Obligations. Collegium shall indemnify, defend, and hold harmless Hikma, its Affiliates, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages, and expenses (including without limitation reasonable attorneys’ fees and expenses) (collectively, “Damages”) arising out of a claim, suit, action, or other proceeding brought by a Third Party (each, a “Claim”), to the extent related to:

(a)	the Manufacturing of the Products for Hikma, including without limitation the handling, storage or use of the Products in connection therewith;
(b)	any violation of Applicable Law by Collegium or its Affiliates;
(c)	any breach by Collegium or its Affiliates of this Agreement, or its representations, warranties, covenants, agreements, or obligations under this Agreement;
(d)	any Third Party product liability claims for the Products in the Territory; or
(e)	any claims, infringement, or misappropriation relating to the Products, API or Manufacturing of the Products.

Section 5.2Hikma’s Indemnity Obligations. Hikma shall indemnify, defend, and hold harmless Collegium, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, and employees of each) from and against any and all Damages arising out of a Claim, to the extent related to:

(a)	the Marketing of the Products by or on behalf of Hikma or its Affiliates in the Territory;
(b)	any violation of Applicable Law by Hikma or its Affiliates; or
(c)	any breach by Hikma or its Affiliates of this Agreement, its representations, warranties, covenants, agreements, or obligations under this Agreement.

Section 5.3Indemnification Procedures. To claim indemnification under this ARTICLE 5, a Party shall notify the other Party promptly in writing of the covered Claim in respect of which it believes it is entitled to claim indemnification, provided that the failure to give timely notice to the other Party shall not release such Party from any liability hereunder except to the extent that such Party is prejudiced thereby. The indemnifying Party shall have the right, by notice to the indemnified Party, to assume the defense of any such Claim within the [***] day period after its receipt of such notice with counsel of its choice and at its sole cost and expense. If the indemnifying Party so assumes such defense, the indemnified Party may participate therein through counsel of its choice, but at its sole cost. The indemnified Party shall render all reasonable assistance to the indemnifying Party, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnifying Party. Neither Party may enter into any settlement, consent judgment or final disposition of any patent infringement litigation Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.4Limitation of Liability. EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A PARTY’S (A) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN ITS PERFORMANCE UNDER THIS AGREEMENT, (B) INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR (C) INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL DAMAGES, OR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE MARKETING, SALE, OR USE OF THE PRODUCTS.

Section 5.5Insurance. Collegium and Hikma each shall maintain and keep in full force and effect during the Term and for [***] years after termination or expiration of this Agreement comprehensive general liability insurance in such amounts as it customarily maintains for similar products and activities, but in no event less than [***] per individual claim and [***] in the aggregate. Collegium shall cause Hikma to be named as an additional insured under such insurance and shall provide Hikma proof of such insurance upon request. Under no circumstances shall either Party cancel, terminate or reduce any of the foregoing insurance coverages below the minimum amounts set forth in this Section 5.5 without a minimum of [***] days’ prior written notice to the other Party.

ARTICLE 6

PHARMACOVIGILANCE; RECALLS

Section 6.1Pharmacovigilance.   Together with the Parties entry into the Quality Agreement, the Parties shall enter into a separate pharmacovigilance agreement, or incorporate all applicable pharmacovigilance terms in the Manufacturing Agreement, setting forth each Party’s responsibilities with respect to safety surveillance and monitoring for the Products in the Territory.

Section 6.2Product Recalls. In the event either Party is ordered by a Regulatory Authority, Collegium believes, or the Parties mutually agree, that it is necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action (a “Recall”) with respect to either of the Products in the Territory, the Parties will mutually agree as to how best to proceed, including the roles and responsibilities for conducting such Recall, all of which shall be set forth in and governed by the Quality Agreement. Collegium shall replace the quantities of Products returned to Hikma as a result of the Recall or destroyed as a result of the Recall in accordance with the timing set forth in this Agreement or the Quality Agreement and at no additional cost to Hikma unless such Recall is due to Hikma’s negligence, gross negligence or willful act or omission or a material breach of this Agreement or violation of Applicable Law. Without limiting the foregoing, unless a Recall is due to Hikma’s negligence, gross negligence or willful act or omission or a material breach of this Agreement or violation of Applicable Law, Collegium shall bear all costs and expenses resulting from the Recall, subject to its indemnification rights hereunder.

ARTICLE 7
INTELLECTUAL PROPERTY

Each Party shall retain ownership of any Intellectual Property that it owns or controls on or prior to the Effective Date (as to each Party, “Pre-Existing IP”).  Collegium hereby grants to Hikma a royalty-free license under Collegium’s Intellectual Property to Market the Products in the Territory under this Agreement. Collegium shall maintain its Pre-Existing IP that is necessary for Hikma to Market the Products in the Territory under this Agreement. Hikma and its Affiliates shall have the right to use their own Pre-Existing IP associated with Hikma’s name in connection with the labeling and distribution of the Products, provided that such use is consistent with how Hikma routinely uses such Intellectual Property in connection with the labeling and distribution of its generic products. Neither Party shall use the Intellectual Property owned by the other Party in connection with any other goods or products.

ARTICLE 8
CONFIDENTIALITY AND PUBLIC DISCLOSURE

Section 8.1Confidentiality. Except as expressly permitted in this Agreement, each Party shall, during the Term and for a period of five (5) years thereafter, treat as confidential and shall not publish or otherwise disclose the Confidential Information of the other Party for any purpose, and will take all necessary precautions to assure the confidentiality of such Confidential Information of the other Party. Each Party agrees to return to the other Party upon the expiration or termination of this Agreement all Confidential Information acquired from such other Party, except as to such information it may be required to retain under Applicable Law including ensuring compliance with its regulatory obligations, and in such case, the receiving Party may retain one (1) copy of such Confidential Information in its legal files for the purpose of determining its continuing obligations under this Agreement. For the avoidance of doubt, retention of electronic copies of Confidential Information maintained pursuant to regular data archiving and record retention policies and practices shall not be deemed to be a violation of this Agreement.

Section 8.2Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a receiving Party shall be entitled to disclose Confidential Information of the disclosing Party as follows: (a) to the receiving Party’s Affiliates, employees, officers, directors, agents, consultants, distributors, legal counsel and other Third Parties under appropriate confidentiality provisions no less stringent than those in this Agreement, in connection with the performance of its obligations or exercise of its rights under this Agreement; (b) to the extent such disclosure is reasonably necessary in defending litigation, complying with applicable governmental regulations or otherwise required by Applicable Law; provided, however, that if a receiving Party is required by Applicable Law to make any such disclosure of a disclosing Party’s Confidential Information it will give reasonable advance notice, where practicably possible, to the disclosing Party of such disclosure requirement and will use its commercially reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (c) to potential or actual acquirers, merger candidates, licensees or investors or venture capital firms, investment bankers or other financial institutions, lenders or investors, and professional advisors thereof, provided, that in connection with such disclosure, such receiving Party shall inform each such disclosee of the confidential nature of such Confidential Information and cause each such disclosee to treat such Confidential Information as confidential; or (d) to the extent mutually agreed to in writing by the Parties; provided, however, that, in each case, the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 8.2 to treat such Confidential Information as required under this Article 8.

Section 8.3Public Disclosure. Except as set forth in this Section 8.3 or as contemplated by Section 1.2, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. The Parties have agreed upon the form and content of their own press releases, if any, that may be issued by each of the Parties following the execution of this Agreement in the forms attached hereto as Exhibit B. Once such press release or any other written statement is approved for disclosure by the Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party. Any other publicity, news release, public comment or other public announcement, whether to the press, to stockholders, or otherwise, relating to this Agreement, shall first be reviewed and approved by the Parties, except no such approval shall be required for such publicity, news release, public comment or other public announcement which, in accordance with the advice of legal counsel to the Party making such disclosure, is required by Applicable Law or for appropriate market disclosure; provided, however, that each Party shall be entitled to refer publicly to the relationship of the Parties reflected in this Agreement in a manner that is consistent with the press releases issued by the Parties. For clarity, any Party making any announcement which is required by Applicable Law will, unless prohibited by law, give the other Party an opportunity to review the form and content of such announcement and comment before it is made. The Parties shall work together to coordinate their respective filings with governmental agencies, including the United States Securities and Exchange Commission (“SEC”), as to the contents and existence of this Agreement as each Party shall reasonably deem necessary or appropriate and each Party shall provide the other Party an opportunity to comment on any proposed filings to ensure consistent treatment. The Parties acknowledge that this Agreement and the Manufacturing Agreement may need to be filed by one or both Parties with the SEC. The Parties agree, prior to making any such filing with the SEC, to provide the other Party and its counsel with a proposed redacted version of this Agreement (or the Manufacturing Agreement, as applicable) which it intends to file with the SEC, and to give due consideration to any comments provided by the other Party or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by such other party or its counsel.

ARTICLE 9
TERM AND TERMINATION

Section 9.1Term. Unless terminated earlier pursuant to Section 9.2 below the term of this Agreement shall expire on the date that is [***] years after the First Commercial Sale of the first Product in the Territory (the “Initial Term”), and shall automatically renew for additional terms of [***] each (each, a “Renewal Term,” and together with the Initial Term, the “Term”) unless written notice is provided by a Party to the other Party no later than [***] days before the expiration of the Initial Term or the then-current Renewal Term.

Section 9.2Termination.

(a)

By Either Party. A Party may terminate this Agreement (i) for material breach by the other Party that is not cured within [***] days of written notice thereof; (ii) upon at least [***] calendar days prior written notice thereof if the other Party makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such Party, or has a receiver or trustee appointed for all or substantially all of its property, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] calendar days after the filing thereof; and (iii) upon written notice to the other Party in the event that the Parties fail to enter into the Manufacturing Agreement prior to [***] despite the use of good faith efforts of the Parties.

(b)

By Hikma. In the event that Hikma notifies Collegium that Hikma intends to launch its own Generic Equivalent of either Product pursuant to Section 2.3(d), then this Agreement shall terminate in its entirety effective upon the expiration of the Sell-Off Period for such Product.

(c)	Effect of Expiration and Termination.

(i)The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination and shall pay the respective amounts accrued prior to such termination or expiration. The provisions of Sections 3.4, 6.2 and this 9.2(c) as well as those of the Definitions, ARTICLE 5, ARTICLE 7, ARTICLE

8, and ARTICLE 11 shall survive the expiration or termination of this Agreement. Upon termination or expiration for any reason, each Party shall deliver to the other Party (and cause any of its employees, agents, or representatives to so deliver), all Confidential Information of the other Party in accordance with Section 8.1 of this Agreement.

(ii)Subject to last sentence of Section 2.3(d), Hikma shall have a right to sell off its inventory of Products supplied hereunder or under the Manufacturing Agreement during the [***] months following the earliest to occur of the effective date of (a) termination of this Agreement by Hikma pursuant to Section 9.2(a), (b) expiration of this Agreement in accordance with either Party’s notice of non-renewal under Section 9.1, or (c) termination of this Agreement in accordance with Hikma’s provision of notice to Collegium of Hikma’s intent to launch its own Generic Equivalent under Section 2.3(d) (each, the “Sell-Off Period”). Hikma shall discontinue Marketing of all Products under this Agreement upon the earlier to occur of (x) Collegium’s termination pursuant to Section 9.2(a) and (y) expiration of the Sell-Off Period. Without limiting the foregoing, Hikma and Collegium will work in good faith to facilitate an orderly winddown pursuant to a mutually agreed transition plan, which may include Hikma purchasing additional Product as mutually agreed by the Parties in good faith as necessary for Hikma to satisfy its then existing customer agreements during the Sell-Off Period.

(iii)Notwithstanding any of the foregoing, Hikma may inform Collegium of any tender or contractual obligation for a Product undertaken by Hikma prior to expiry or termination or which could be undertaken pursuant to a bid or offer submitted by Hikma prior to expiry or termination (“On-going Supply Commitments”).  If there are On-going Supply Commitments for a Product of which Collegium is aware prior to expiration or termination of this Agreement, the Parties agree as follows: (a) Hikma shall be entitled to comply with its obligations under the On-going Supply Commitment after the expiry or termination until the expiry of such On-going Supply Commitment and (b) Hikma shall be entitled to purchase such Product from Collegium, who shall sell it to Hikma, and the provisions of this Agreement shall continue to be effective to the extent necessary for Hikma to comply with its On-going Supply Commitments.

ARTICLE 10
COMPLIANCE, ANTI-BRIBERY, AND ANTI-CORRUPTION

Section 10.1Compliance. In performing their obligations under this Agreement, the Parties agree to abide by Applicable Law, including without limitations, the FDA’s “Guidance for Industry-Supported Scientific and Educational Activities”; “Guidelines for Gifts to Physicians”, issued by the American Medical Association; PhRMA Code on Interaction with Healthcare Professionals; and any other governing accrediting body standards applicable to the performance of this Agreement as described herein. In addition to the foregoing, each Party warrants, represents, and undertakes to the other Party that it:

(a)	shall comply with all Applicable Laws relating to anti-bribery and anti-corruption (including the UK Bribery Act 2010, should it apply, and the United States Foreign Corrupt Practices Act 1977) (the “Anti-Bribery Laws”);

(b)

shall not engage in any activity, practice or conduct which would constitute an offence under the UK’s Bribery Act 2010 if such activity, practice, or conduct had been carried out in the United Kingdom;

(c)	shall not do, or omit to do, any act that will cause or lead the other Party (or any of its Affiliates, directors, officers or employees) to be in breach of the Anti-Bribery Laws;
(d)

shall promptly report to the other Party any request or demand for any undue financial, pecuniary, or other advantage of any kind received by it (or any of its Affiliates, directors, officers or employees) in connection with the performance of this Agreement;

(e)

has and shall maintain in place during this Agreement’s Term its own policies and procedures, including procedures to mitigate the risks of non-compliance with the Anti-Bribery Laws and this Section 10.1, and will comply, monitor, and enforce them as appropriate;

(f)

has not and will not, and will procure that its directors, officers, employees, and Affiliates have not and will not, make, promise, or offer (or accept, request, demand, receive, or agree to receive) any gift, payment, reward, rebate, contribution, commission, or any improper influence, incentive, inducement, or advantage of any kind (financial or otherwise and including any ‘facilitation’ or ‘grease’ payment to facilitate or expedite particular functions in relation to this Agreement and the obligations under it), directly or indirectly, to or from any foreign public official, government, or administrative officer, political party, political, or charitable organization or other party or person (or imply or infer that such party will or might do any such thing at any time in the future), which would contravene any industry best practice, Anti-Bribery Laws applicable to the Parties and their respective Affiliates;

(g)

is not and has not been, and none of its directors, officers, employees, or Affiliates is or has been, the subject of any investigation, inquiry, or enforcement proceedings by any Governmental Body or any other person regarding any offence or alleged offence under any Anti-Bribery Laws in any jurisdiction, and no such investigation, inquiry, or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings. For the purposes of this ARTICLE 10 only, “Governmental Body” shall mean any (a) federal, state, local, municipal, foreign, or other government or (b) governmental or quasi-governmental body of any nature (including any regulatory authority, whereby a regulatory authority shall mean any competent regulatory authority, agency, or other governmental authority that has jurisdiction over the transactions contemplated hereunder), governmental division, governmental or political subdivision, department, agency or instrumentality, bureau, branch, office, commission, council, tribunal (including a judicial tribunal), or board of any governmental body, or any federal, state, local, or foreign court or arbitrator; and

(h)	is not a foreign public official nor is it associated with a foreign public official.

Section 10.2Prevention of the Facilitation of Tax Evasion. To the extent applicable, each Party shall, and shall procure that all persons who are “associated” with such Party for the purposes of section 44 of the United Kingdom Criminal Finances Act 2017 (the “CFA 2017”) and who are engaged to perform this Agreement (“Associates”) shall at all times comply with, in the absence of its own policies in this regard, the other Party’s policy in respect of the prevention of the criminal facilitation of tax evasion (the “Prevention of Tax Evasion Policy”) details of which have been disclosed by each Party to the other Party. Accordingly, each Party hereby warrants, represents, and/or undertakes that:

(a)

it and all its Associates have acted and will act in compliance with all Applicable Law relating to the criminal facilitation of tax evasion (including the CFA 2017) in the performance of this Agreement;

(b)

it shall provide the other Party with all reasonable assistance to enable the other Party to comply with the CFA 2017 including, without limitation, monitoring compliance by its Associates with the Prevention of Tax Evasion Policy and informing the other Party of any request by a Third Party to criminally facilitate tax evasion in connection with its performance of its obligations under this Agreement;

(c)

it shall, use commercially reasonable efforts to, so far as reasonably possible, impose a contractual obligation not to criminally facilitate tax evasion on each of its Third Party Associates engaged in connection with its performance of its obligations under this Agreement;

(d)

it shall promptly inform the other Party upon becoming aware of any facts or circumstances which would or may constitute a breach or potential breach, in connection with the performance of this Agreement with respect to the Prevention of Tax Evasion Policy or any Applicable Law relating to the criminal facilitation of tax evasion in any jurisdiction in which such Party or any of its Associates perform its or their obligations under this Agreement.

Section 10.3	Anti-Slavery.

(a)Each Party shall:

(i)

comply with all Applicable Law related to Modern Slavery from time to time in force, including but not limited to the United Kingdom Modern Slavery Act 2015 (Modern Slavery Act) and the California Transparency in Supply Chains Act 2010 (TISCA);

(ii)

not engage in any activity, practice or conduct that would constitute Modern Slavery. For the purposes of this Section 10.3, “Modern Slavery” shall mean “forced or compulsory labor” as defined in Article 2 of the International Labor Organization Forced Labor Convention 1930 and/or “trafficking in persons” as defined Article 3 of the Protocol to Prevent,

Suppress and Punish Trafficking in Persons, Supplementing the United Nations Convention Against Transnational Organized Crime (Palermo, 2000);

(iii)

comply with, in the absence of its own policies in this regard, the Code of Conduct devised and applied by Hikma’s ultimate parent, Hikma Pharmaceuticals PLC, and its subsidiaries, including Hikma, as amended from time to time, to the extent provided in writing to Collegium; and

(iv)	participate in such training in connection with any Modern Slavery issues as Hikma or its ultimate parent, Hikma Pharmaceuticals PLC, may reasonably request.

(b)	Each Party shall be responsible for any failure by any of its subcontractors or suppliers and their respective subcontractors and suppliers to:
(i)

comply with, in the absence of its own policies in this regard, the Code of Conduct devised and applied by Hikma’s ultimate parent Hikma Pharmaceuticals PLC and its subsidiaries, including Hikma, as amended from time to time;

(ii)	comply with all applicable laws, statutes, and regulations related to Modern Slavery from time to time in force, including but not limited to the Modern Slavery Act and TISCA; and
(iii)	not engage in any activity, practice, or conduct that would constitute Modern Slavery.
(c)	Each Party shall promptly inform the other Party of the instigation of any formal action related to Modern Slavery, including (but not limited to):
(i)	a formal cause of action;
(ii)	a regulatory complaint; and
(iii)	a non-judicial complaint, including but not limited to, those filed with international relief agencies, international governmental, and non-governmental associations.
(d)

Each Party warrants and represents that neither such Party nor, to the best of its knowledge and belief, any of its board members, executive officers, owners, or employees has ever been convicted of any offence involving Modern Slavery.

(e)

Each Party further warrants and represents that it is not aware, to the best of its knowledge and belief, of any instances of Modern Slavery directly or indirectly linked to its business operations, products, services, or supply chains.

ARTICLE 11

MISCELLANEOUS

Section 11.1Notices. All notices or other communications given pursuant hereto by one Party hereto to the other Party shall be in writing and shall be by email with PDF attachment, courier service or personal delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate as to itself by notice to the other Party):

If to Hikma, to it at:

Hikma Pharmaceuticals USA Inc.
200 Connell Drive
Berkeley Heights, New Jersey 07922
Attention: Legal Department
Telephone: (908) 673-1486
Email: [***]

With a copy to (which shall not constitute notice):

Hikma Pharmaceuticals USA Inc.

200 Connell Drive

Berkeley Heights, New Jersey 07922

Attention: Hafrun Fridriksdottir, President

Email: [***]

If to Collegium, to it at:

Collegium Pharmaceutical, Inc.

100 Technology Center Drive | Suite 300

Stoughton, MA 02072

Attention: Shirley Kuhlmann,

EVP, Chief Administrative Officer & GC

Email: [***]

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02110

Attention: Robert M. Crawford

Email: [***]

Section 11.2Assignment. Neither Party shall, without first obtaining the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed, assign or transfer this Agreement to any Person, in whole or in part; provided, however, that each Party may assign or transfer this Agreement to any of its Affiliates without such consent, and the assigning Party shall remain liable for its obligations hereunder. Any purported assignment in violation of this provision shall be void and without effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 11.3Equitable Relief. In the event of the actual or threatened breach by Collegium of any of the terms of ARTICLE 7 or ARTICLE 8 hereof, Hikma shall have the right to seek specific performance and injunctive relief. The rights granted by this Section 11.3 are in addition to all other remedies and rights available at law or in equity.

Section 11.4Severability. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either Party, the Parties shall attempt to renegotiate such provision in good faith.

Section 11.5Entire Agreement. This Agreement, the Manufacturing Agreement and all Exhibits attached hereto and thereto contain the sole and entire agreement and understanding of the Parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements (including without limitation term sheets) concerning the subject matter made prior to the Effective Date.

Section 11.6Amendment; Waiver. This Agreement cannot be amended, changed, modified, or supplemented orally, and no amendment, change, modification, or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Collegium and Hikma, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the Party to be charged therewith. The failure of either Party to enforce, at any time, or for any period of time, any provision hereof or the failure of either Party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that Party’s right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

Section 11.7Governing Law; Jurisdiction. This Agreement, the interpretation and enforcement of its terms and all claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of New York, United States of America, without giving effect to the choice of law principles of any jurisdiction. The Parties agree to bring any actions or proceedings arising out of this Agreement in the federal and state courts located in the State of New York and to be bound by the decision of a court of competent jurisdiction.

Section 11.8Force Majeure.

(a)	Excuse of Performance. The obligations of the each Party hereunder shall be suspended during the time and to the extent that such Party is prevented from complying therewith due to any event or circumstances beyond the control and without the fault or negligence of that Party so affected (which circumstance is hereinafter referred to as “Force Majeure Event”), including but not limited to inevitable accidents, perils of navigation, floods, fire, storms, earthquakes, lockouts, explosion, hostilities, war (whether declared or undeclared), civil disturbances, order or acts of any government, whether de jure or de facto or any official purporting to act under authority of any such government, illegality arising from domestic or foreign laws or regulations, insurrections, quarantine or custom restrictions, strikes, lockouts, or other labor difficulty at a Party’s (or a Party’s Affiliates or Third Party manufacturers’) facilities, or acts of God or other similar events beyond the reasonable control of such Party resulting in hindrance of the performance by either Party of its respective obligations hereunder.

(b)

Notice of Force Majeure Event. As soon as reasonably practicable after being affected by a Force Majeure Event, the Party so affected shall furnish to the other Party all particulars of the Force Majeure Event and the manner in which its performance is thereby prevented or delayed. The Party whose obligations hereunder have been suspended shall promptly and diligently pursue appropriate action to enable it to lift the Force Majeure Event, except that such Party shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes.

(c)

Removal of Condition. In the event that any Force Majeure Event cannot be removed or overcome within six (6) months (or such other period as the Parties jointly shall determine) from the date the Party affected first became affected, then either Party may, as the expiration of such period by notice to the other Party terminate this Agreement and neither Party be liable to the other Party for damages with respect to such Force Majeure Event.

Section 11.9Bankruptcy. The Parties agree that all rights and licenses granted to Hikma under this Agreement are rights and licenses in “intellectual property” within the scope of Section 101(35A) (or its successors) of the United States Bankruptcy Code (“Code”) or any other similar U.S. federal, state or foreign law (“Debtor Relief Law”).  In addition to and without limitation of the foregoing, and subject to Hikma continuing to comply with the terms of this Agreement, including its obligation to continue to pay the Collegium Profit Share Percentage, Hikma will have and may fully all rights available to it under the Code or any other Debtor Relief Law, including under Section 365(n) of the Code or its successors solely to the extent necessary to permit Hikma to continue to market the Products in the Territory during the then-remaining Term.

Section 11.10Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

Section 11.11Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit, or otherwise affect the meaning of any of the terms or provisions hereof.

Section 11.12Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. Original signatures transmitted and received by means of facsimile or other electronic transmission of a scanned document, (e.g., pdf or similar format) will constitute true and valid signatures for all purposes hereunder and will have the same force and effect as the delivery of an original.

Section 11.13Independent Contractor. The relationship between Collegium and Hikma is solely that of independent contractors, it being understood that this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the Parties. Neither Party shall have authority to act for or bind the other Party in any manner, whatsoever, as agent or otherwise. Any and all contracts and agreements entered into by either Party shall be for that Party’s sole account and risk and shall not bind the other Party in any respect.

Section 11.14Third Party Beneficiaries. No Section of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 11.15Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use commercially reasonable efforts to do all things reasonably necessary under this Agreement, subject to Applicable Laws, to consummate and make effective the transactions contemplated hereby. If, at any time after the date hereof, any further action is reasonably necessary to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each Party to this Agreement will take, or cause its proper officers to take, such action.

[Signature Page Follows]

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],
HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE
THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers effective as of the Effective Date.

HIKMA PHARMACEUTICALS USA INC.

By:	/s/ Hafrun Fridriksdottir
Name:	Hafrun Fridriksdottir
Title:	President, Generics

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Shirley Kuhlmann
Name:	Shirley Kuhlmann
Title:	EVP, Chief Administrative Officer & GC

[Signature Page to Authorized Generic Agreement]